Exhibit 10.10

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is  by and between Dream Finders Homes, Inc., a Delaware corporation (the “Company”), and Rick Anthony Moyer (“Executive”), to be effective as of the Agreement Effective Date. The “Agreement Effective Date” shall mean the date the Company completes the sale of Class A common stock of the Company through an underwritten initial public offering where a registration statement is filed pursuant to the Securities Act of 1933 (the “IPO”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed by, and serves as the Chief Financial Officer of, Dream Finders Homes, LLC, a Florida limited liability company (“OpCo”) pursuant to the terms of an Amended and Restated Employment Agreement dated as of June 15, 2017 (the “Prior Agreement”); and

WHEREAS, prior to the IPO, OpCo will become an indirect wholly-owned subsidiary of the Company; and

WHEREAS, the Company and Executive desire that Executive continue to be employed by the Company or one of its Affiliates (as defined below), and serve as the Chief Financial Officer of the Company, on the terms and conditions of this Agreement; and

WHEREAS, as of the Agreement Effective Date, the Prior Agreement shall terminate and be superseded by this Agreement.

NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

1.          Employment.

(a)          The Company agrees to employ Executive (including where an Affiliate is the technical employer), and Executive agrees to be employed by the Company, pursuant to the terms and conditions of this Agreement beginning as of the Agreement Effective Date and continuing for the period of time set forth in Section 3 of this Agreement.

(b)          From and after the Agreement Effective Date, Executive shall serve in the position of the Chief Financial Officer of the Company and shall report to the Chief Executive Officer of the Company

2.          Duties and Responsibilities. Executive agrees to serve in the position referred to in Section 1(b) hereof and to perform diligently and to the best of Executive’s abilities the usual and customary duties and services appertaining to such position, as well as such additional duties and services appropriate to such position which the Company and Executive mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies and procedures maintained and established by the Company that are of general applicability to the Company’s executives, as such policies may be amended from time to time. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company and, to the extent requested by the Company, any other entity controlled by, or under common control with, the Company (each, an “Affiliate”). Notwithstanding the above, during the Employment Term (defined below), it shall not be a violation of this Agreement for Executive to manage his passive investment in DF Residential I, L.P. (“Fund I”).

3.          Term. Executive’s employment pursuant to this Agreement begins on the Agreement Effective Date and continues thereafter until terminated by either party pursuant to Section 5 of this Agreement (the “Employment Term”).

4.          Compensation.

(a)          Salary.  Executive shall receive an annualized base salary of $650,000 (the “Base Salary”) payable in accordance with the Company’s normal payroll practices or upon such other periodic basis as may be mutually agreed. The Base Salary may be reviewed by the Board (or a committee thereof) and may from time to time be increased as approved by the Board (or a committee thereof) (any such increase shall then be referred to as “Base Salary” for the purposes of this Agreement).

(b)          Bonus.  Executive shall be eligible to participate in the Company’s annual bonus arrangement(s) or plan(s) as in effect from time to time for similarly situated Executives and earn compensation thereunder (a “Bonus” or collectively, “Bonuses”), subject to the terms and conditions for such Bonuses. With respect to an annual performance-based Bonus, the Board (or a committee thereof) shall approve the applicable performance goals under such annual bonus arrangements as well as the target level for Executive. Any non-performance-based Bonus is discretionary and is subject to the approval of the Board (or a committee hereof) in its discretion.  For calendar year 2020, the parties agree that Executive shall receive a discretionary bonus of $500,000, which shall be paid in cash at the same time as annual bonuses are paid to other executive officers of the Company, and will be subject to Executive’s continued employment with the Company or an Affiliate through the payment date.

(c)          IPO Bonus.  Executive shall be entitled to a special bonus upon the IPO, payable in the form of a restricted stock award covering a number of shares of the Company’s Class A common stock with an aggregate value of $500,000 (based on the IPO price) (“IPO Bonus RSA”). The IPO Bonus RSA will be granted within 90 days after the IPO, will vest in three equal annual installments over a three-year period on each anniversary of the Agreement Effective Date, subject to Executive’s continued service with the Company or an Affiliate as of each such date, and shall be granted under and pursuant to the terms and conditions of the Company’s 2021 Equity Incentive Plan and standard form of restricted stock award agreement. Executive must be continuously employed by the Company or an Affiliate through the completion of the IPO in order to qualify for the IPO Bonus RSA.

(d)          Executive Benefits.  Executive shall be entitled to participate in all benefit plans generally available to the Company’s other similarly situated executives when and as such plans, if any, become available and Executive becomes eligible for them.  Executive shall be eligible for up to four (4) weeks of paid vacation for each calendar year during the Employment Term, to be accrued in accordance with normal Company policy. Vacation shall be subject to, and must be taken in accordance with, applicable Company policies in effect from time to time or as otherwise determined by mutual agreement by the Company and Executive. The Company shall not, however, by reason of this Section 4(d), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company executives generally.

(e)          Equity Compensation Awards.

(i)
Prior to the IPO, Executive was granted 1,020.30405 non-voting common units of Dream Finders Holdings LLC pursuant to the terms of a Membership Interest Grant Agreement dated June 15, 2017 (the “MIGA”), which converted, effective prior to the Agreement Effective Date, into shares of the Company’s Class A common stock (the “Converted Shares”). The parties agree and acknowledge that the Converted Shares became fully vested in connection with the IPO, and are no longer subject to the MIGA at all, including specifically the restrictions on transfer or forfeiture conditions contained in the MIGA.  The parties further agree that Executive is the legal and beneficial owner of the Converted Shares.

(ii)
Executive shall be eligible to participate in the Company’s incentive plans, as in effect from time to time, including, but not limited to, the Company’s 2021 Equity Incentive Plan as may be amended, restated or otherwise modified from time to time (or any successor plan), as determined by the Board (or committee thereof) in its sole discretion.  Such eligibility and any awards granted under such plans shall be subject in all respects to, and governed by, the terms and conditions set forth in the applicable equity incentive plans as in effect from time to time and the award agreement(s) evidencing any such awards.

(f)          Reimbursement of Expenses.  The Company agrees to promptly reimburse Executive for all appropriately documented, reasonable travel and other business expenses incurred by Executive in the course of providing services requested by the Company or otherwise incurred in his capacity as Executive, in accordance with the reimbursement policy (if any) adopted by the Company.

(g)          Fringe Benefits. In addition to the foregoing compensation, the Executive shall be entitled to the benefits generally available to Company executives pursuant to Company programs, including, without limitation: 401(k), disability, dental, vision, group sickness, accident and/or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, as well as any other fringe benefit programs which may be established by the Company for which Executive is eligible. Nothing herein shall affect the Company's ability to modify, alter, terminate or otherwise change any benefit plan it has in effect, at any time, to the extent permitted by law.

(h)         Litigation Bonus.  Executive shall be entitled to receive a bonus in an aggregate amount of $500,000 (the “Litigation Bonus”) related to a claim previously asserted by certain Affiliates of the Company against Weyerhaeuser NR Company (“Weyerhaeuser”) that is currently on appeal in Dream Finders Homes LLC and DFH Mandarin, LLC v. Weyerhaeuser NR Company, No. 2020CA2 (Court of Appeals, State of Colorado) (the “Weyerhauser Litigation”) in the event that (a) either (i) the Court of Appeals upholds the District Court ruling in the Weyerhauser Litigation, or (ii) the Company or its Affiliates recover a settlement in the Weyerhauser Litigation, (b) the aggregate amount recovered by the Company and its Affiliates in the Weyerhauser Litigation is equal to or in excess of $15,000,000, and (c) Executive remains employed by the Company or its Affiliates as of the date of such payment by Weyerhaeuser or anyone on its behalf (the “Payment Date”).  If earned, the Litigation Bonus will be payable as follows:  (x) $250,000 will be payable in a lump sum cash payment within thirty (30) days of the Payment Date, and (y) the Company shall grant to Executive a restricted stock award covering the Company's Class A common stock with a grant date fair market value of $250,000 (the “Litigation RSA”) within ninety (90) days after the Payment Date, which will be granted under and pursuant to the terms and conditions of the Company’s 2021 Equity Incentive Plan and standard form of restricted stock award agreement, and will vest in three (3) equal annual installments on each anniversary of the Payment Date.

5.          Termination of Employment.

(a)          By the Company. The Company may terminate Executive’s employment under this Agreement at any time for Cause (as defined below), or for any other reason whatsoever or for no reason at all, in the sole discretion of the Company. The Company may terminate Executive’s employment under this Agreement at any time for Cause, by delivering to Executive written notice describing the cause of termination and Executive’s date of termination of employment with the Company and all Affiliates (“Termination Date”) shall be the date of such written notice; provided, however, that in the case of clause (i) below, unless the Board determines such event is uncurable by Executive, Executive shall have thirty (30) days to cure the Cause and if the Board determines in good faith such Cause is not cured at the end of the thirty (30) day cure period, Executive’s Termination Date shall be as of such 30th date.

“Cause” for purposes of this Agreement shall be limited to the occurrence of the following events:

(i)
Executive’s material breach of this Agreement. Material breach shall mean failure to perform Executive's lawful duties hereunder, including a material failure to adhere to material distributed policies and procedures of the Company;

(ii)	the commission of fraud, embezzlement, theft or other material dishonesty by Executive;

(iii)
the indictment or conviction of Executive by proper legal authority or plea of nolo contendere for commission of (a) any crime constituting a felony in the jurisdiction in which committed, (b) any crime involving moral turpitude (whether or not a felony), or (c) any other criminal act involving dishonesty (whether or not a felony);

(iv)	willful malfeasance or knowing misconduct by Executive which causes material damage to the Company or any of its respective businesses, officers, directors, employees; or

(v)	Executive engaging in any material breach of fiduciary duty in connection with Executive’s employment for the Company.

(b)          By Executive. Executive may terminate Executive’s employment under this Agreement at any time for any reason.

(c)          Death or Disability. Executive’s employment under this Agreement shall terminate automatically upon the date of Executive’s death or Disability. For purposes of this Agreement, Executive shall be deemed to be terminated due to “Disability” if Executive has become unable (as determined by the Board in good faith) to effectively perform his duties or any of his essential functions or duties by reason of illness or incapacity, for a period of more than one hundred eighty (180) days. The Company may terminate Executive’s employment due to Disability by delivering to Executive written notice of termination of employment for Disability, with the Termination Date being the date of such notice.

6.          Effect of Termination of Employment on Compensation.

(a)          Benefit Obligation and Accrued Obligation Defined.  For purposes of this Agreement, payment of the “Benefit Obligation” shall mean payment to Executive (or his designated beneficiary or legal representative, as applicable), in accordance with the terms of the applicable plan document, of all vested benefits to which Executive is entitled under the terms of the benefit plans and compensation arrangements in which Executive is a participant as of the Termination Date.  “Accrued Obligation” means the sum of (x) Executive’s Base Salary through the Termination Date, (y) any incurred but unreimbursed expenses for which Executive is entitled to reimbursement, in each case, to the extent not theretofore paid, and (z) any amounts for accrued vacation days not used by Executive to the extent the Company’s policies then in existence provide for such payout on termination.

(b)          By the Company Without Cause.  If during the Employment Term, Executive’s employment is terminated by the Company other than for Cause and not as a result of Executive’s death or Disability, then Executive shall receive the following benefits and compensation from the Company.

(i)	the Company shall pay Executive the Accrued Obligation within fifteen (15) days following Executive’s Termination Date or such earlier date as may be required by law;

(ii)
subject to the Release requirement under Section 6(e) below, and compliance with the obligations under Sections 9, 10, 11, 12 and 13 of this Agreement, the Company shall reimburse Executive for the portion of the premium cost paid by Executive for continuation coverage under the Company’s group health plan (“COBRA Coverage”) that is above the premium cost paid by similarly situated active executives for coverage under the Company’s group health plan for a period of three (3) months or, if earlier, until the date such COBRA Coverage terminates, provided that Executive properly and timely elects COBRA Coverage and timely pays all required premiums; and

(iii)	the Benefit Obligation shall be paid to Executive at the times specified in and in accordance with the terms of the applicable benefit plans and compensation arrangements.

(c)          By the Company for Cause or by Executive.  If during the Employment Term, Executive’s employment is terminated (1) by the Company for Cause or (2) by Executive, the Company shall pay to Executive the Accrued Obligation within fifteen (15) days following the Termination Date or such earlier date as may be required by law.  Executive (or his designated beneficiary or legal representative, if applicable) shall be paid the Benefit Obligation at the times specified in and in accordance with the terms of the applicable benefit plans and compensation arrangements.  Following such payments, the Company shall have no further obligations to Executive other than as may be required by law.

(d)          Disability or Death. If during the Employment Term, Executive’s employment is terminated due to the death or Disability, then the Company shall pay Executive (or his designated beneficiary or legal representative, if applicable) the Accrued Obligation within fifteen (15) days following the date of Executive’s Termination Date or such earlier date as may be required by law.  Executive (or his designated beneficiary or legal representative, if applicable) shall be paid the Benefit Obligation at the times specified in and in accordance with the terms of the applicable Executive benefit plans and compensation arrangements.  All equity-based awards, previously granted to Executive, shall be administered in accordance with the terms of the applicable award agreement and plan document.

(e)          General Release of Claims.  Payments to and benefits for Executive under Section 6(b), other than the Accrued Obligation and Benefit Obligation, are contingent upon Executive’s execution of a waiver and release (“Release”), in substantially the form attached hereto as Exhibit A, within 50 days of Executive’s Termination Date that is not revoked by Executive during any applicable seven (7)-day revocation period provided in the Release (which shall release and discharge the Company and its Affiliates, and their officers, directors, managers, executives and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with the Company or its Affiliates or the termination of such employment).

7.          Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized public accounting firm or other nationally recognized firm that has expertise in the area of Code Section 280G selected by the Company in good faith and approved by Executive, which approval shall not be unreasonably withheld.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a parachute payment exists, would subject Executive to the excise tax imposed by Code Section 4999, then Executive shall immediately repay any excess to the Company upon notification that an overpayment has been made.

8.          Compliance with Section 409A.

(a)          The payments and benefits provided under this Agreement are intended to comply with or be exempt from the requirements of Code Section 409A and the regulations and guidance issued by the Internal Revenue Service (“IRS”) thereunder (“Section 409A”) and shall be construed and interpreted in accordance with such intent. To the extent any payment or benefit provided under this Agreement is subject to Section 409A, such benefit shall be provided in a manner that complies with Section 409A; provided, however, in no event shall any action to comply with Section 409A reduce the aggregate amount payable to Executive hereunder unless expressly agreed to in writing by Executive.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

(b)          All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

(c)          To the extent required to comply with Section 409A (as determined by the Company), if Executive is a “specified employee,” as determined by the Company, as of his Termination Date, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following Executive’s date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after Executive’s date of termination (or, if Executive dies during such six month period, within 90 days after Executive’s death).  Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treasury Regulation § 1.409A-2(b). Any payments subject to Section 409A that are contingent upon execution of a release that may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only as soon as possible in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

9.          Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive's possession by, through or in the course his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and upon the termination of the Executive's employment, with or without Cause, and on the Company's request, Executive shall return to the Company all such property of the Company so requested by the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever.

10.          Restrictive Covenants. Executive acknowledges through Executive's employment with the Company that Executive will: (i) learn and understand certain valuable confidential business information and business relationships of the Company and its Affiliates; (ii) benefit from the Company's and its Affiliates' goodwill associated with their ongoing operations, geographic location, and marketing; and (iii) learn and benefit from the Company's and its Affiliates' other legitimate business interests referenced in Section 542.335, Florida Statutes, as amended from time to time. Executive acknowledges that this information and relationships, if used improperly, could cause serious detrimental harm to the Company and its Affiliates. As an inducement to the Company to enter into this Agreement, Executive agrees as follows:

(a)          Non-Compete.  For so long as Executive is employed by the Company or an Affiliate, and for a period of twenty-four (24) months thereafter, Executive shall not, directly or indirectly, provide any services, or enter into, engage in, be employed by, or consult with any business, regardless of form (e.g., partnership, joint venture, professional association or other type of corporation, limited liability corporation, sole proprietorship or otherwise), that is involved in the development, lease, sale, and/or purchase of residential subdivisions and/or the construction and sale of residential dwellings (the “Business”), or is otherwise in competition with the Company and its Affiliates, within the Restricted Area (as defined below). For clarity, Executive’s passive ownership in Fund I shall not constitute a breach of this covenant.

(b)          Restricted Area. The Restricted Area shall mean any county or parish in any state, and/or any county or parish contiguous to any such county or parish where the Company and its Affiliates: (1) has its principal place of business or registered office in any state, (2) owns real property used or intended to be used in connection with the Business; (3) has an ongoing real estate development project related to the Business; and/or (4) is actively pursuing the Business.

(c)          Prohibition Against Solicitation. For so long as Executive is employed by the Company or an Affiliate, and for a period of twenty-four (24) months thereafter, Executive  shall not, directly or indirectly, solicit or otherwise communicate with any of the Company's and its Affiliates' current, former or prospective customers, investors, consultants and/or vendors (“Prohibited Person”) on Executive 's behalf or on behalf of any other person or entity for any Prohibited Purpose. The term "Prohibited Purpose" means the purpose of (1) causing such Prohibited Person(s) to terminate their professional or payment relationship with the Company and/or its Affiliates, and/or (2) engaging in any direct or indirect business transaction with a Prohibited Person other than in furtherance of the Company's and/or its Affiliates' Business purposes. A prospective customer, investor, consultant, or vendor is defined as any person or entity which the Company and/or its Affiliates have actively solicited or provided services to or which the Company and/or its Affiliates have utilized to seek investment, business expansion or growth, advise or assistance, or otherwise to expand or develop the Company's and/or its Affiliates' operations or resources during the twenty-four (24) months prior to termination of this Agreement. If any such Prohibited Person contacts Executive  or Executive  contacts a Prohibited Person for any Prohibited Purpose, Executive  shall notify the Prohibited Person of the existence of this Agreement and shall notify the Company of such contact immediately.

(d)          Prohibition Against Solicitation of Executives. For so long as Executive is employed by the Company or an Affiliate, and for a period of twenty-four (24) months thereafter, Executive shall not, directly or indirectly, solicit, induce, or attempt to induce any of the Company's and/or its Affiliates' (1) then-current executives and/or independent contractors to leave the employment of the Company and/or its Affiliates or otherwise curtail their relationship with the Company and/or its Affiliates to work for a business which competes with the Company and/or its Affiliates, or (2) former Executives and/or independent contractors to work for a business which competes with the Company and/or its Affiliates. A former executive  and/or independent contractor is defined as any person or entity with which the Company has employed or had an independent contractor relationship with, as the case may be, during the twenty-four (24) month period prior to the solicitation.

(e)          Automatic Extension of Restricted Time Period. The period of time during which Executive  is prohibited from engaging in certain business practices pursuant to this Section 10 shall be extended by the length of time during which Executive  is in breach of such covenants.

(f)          Restrictive Covenants as Essential Elements of this Agreement. It is understood by Executive that the restrictive covenants set forth in this Section 10 are essential elements of this Agreement, and that, but for the agreement of Executive  to comply with such covenants, the Company would not have agreed to enter into this Agreement. Executive  acknowledges that the provisions of this Section 10 are reasonable and necessary for the protection of the Company's and its Affiliates' legitimate business interests, and that the enforcement of the provisions of this Section 10 shall not result in an unreasonable deprivation of the right of Executive  to earn a living. The existence of any claim or cause of action of Executive  against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

(g)          Divisibility of Covenants. If any portion of the covenants set forth in this Section 10 are held to be invalid, unreasonable, arbitrary, or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. If any aspect of the restrictive covenants contained in this Section 10 is deemed by a court of competent jurisdiction to be too broad as to time, area or restricted activity, then such defective aspect shall be reduced to such scope as is reasonable and enforceable, and the restrictive covenant as so modified shall be enforceable by injunction or any other legal or equitable remedy.

(h)          Survival of Restrictive Covenants. The restrictive covenants and the duties, obligations and responsibilities of Executive as set forth in this Section 10 shall be deemed independent and separable from the rest of this Agreement and shall survive the execution and any termination or expiration hereof, and in the event of termination or expiration hereof shall continue to bind the parties hereto and continue in full force and effect until each and every obligation herein shall have been fully performed.

(i)          Assignability of Restrictive Covenants.          Executive hereby acknowledges and agrees that the restrictive covenants and the duties, obligations and responsibilities of Executive  in this Section 10 and the Company's rights provided in this Section 10 are assignable by the Company and shall be enforceable by the Company's successors and/or assigns.

(j)          Affiliates as an Express Third Party Beneficiary. With respect to the restrictive covenants contained within this Section 10, the Affiliates are the express third party beneficiaries of these provisions, and they are expressly authorized to bring a lawsuit hereunder in the event that Executive breaches the terms of this Agreement.

11.          Protection of Confidential Information. Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company, and/or its Affiliates and that is generally understood in the industry as being confidential and/or proprietary information is the sole and exclusive property of the Company, and/or its Affiliates as the case may be. Executive  agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secret (“Confidential Information”) relating to the Company or its Affiliates or their respective customers, which Confidential Information shall have been obtained during his employment with the Company. This Confidential Information shall include, but not be limited to, information regarding the Company's and/or its Affiliates' trade secrets, inventions, patent, trademark and copyright applications, cost and pricing data, customer and supplier lists, specifications, financial data, schematics, and prototypes. Executive  agrees that he will not, at any time, either during the Employment Term or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of the Company. Executive further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes or written, photographic, magnetic or other documents or tangible objects compiled by him or made available to him during the Term of his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the sole and exclusive property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon the Company's request. Nothing in this Section 11 prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity (or of making any other protected disclosures). Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Confidential Information that (i) is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (a) such filing is made under seal, and (B) Executive does not disclose the Confidential Information, except pursuant to court order.

12.          Assignment of Inventions. All processes, inventions, patents, copyrights, trademarks, and other intangible rights (collectively the “Inventions”) that may be conceived or developed by Executive , either alone or with others, during the Term of Executive's employment, whether or not conceived or developed during Executive's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Company was used, or that relate at the time of conception or reduction to practice of the Invention to the business of the Company or to Company's actual or demonstrably anticipated research and development, or that result from any work performed by Executive  for Company, will be the sole property of Company, and Executive hereby assigns to the Company all of Executive 's right, title and interest in and to such Inventions. Executive must disclose to Company all inventions conceived during the term of employment, whether or not the invention constitutes property of Company under the terms of the preceding sentence, but such disclosure will be received by Company in confidence. Executive  must execute all documents, including patent applications and assignments, required by Company to establish Company's rights under this Section.

13.          Non-disparagement.  Executive agrees that at no time during the Executive’s employment by the Company or an Affiliate or thereafter shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, or its Affiliates or any of its respective directors, officers or employees. The Company agrees that it will instruct its Board and its Chief Executive Officer not to make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive, whether during the Executive’s employment by the Company or thereafter.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or the Company from making truthful statements that are required by applicable law, regulation or legal process.

14.          Injunctive Relief. Executive understands that, in the event he breaches this Agreement, the Company may suffer irreparable harm and will, therefore, be entitled to injunctive relief without the posting of a bond or other guarantee, to enforce this Agreement. This provision is not a waiver of any other rights which the Company may have under this Agreement, including the right to recover attorneys' fees and costs to cover the expenses it incurs in seeking to enforce this Agreement, as well as to any other remedies available to it, including money damages.

15.          Binding Agreement. This Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Executive from the Company. Executive understands that he will not be entitled to any payments, benefits, damages, awards or compensation other than as contemplated in this Agreement. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors, and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound at the election of the surviving company, by the provisions of this Agreement. The parties understand that the obligations of Executive  are personal and may not be assigned by him.

16.          Waiver. The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

17.          Headings. The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

18.          Jurisdiction, Venue and Prevailing Party Attorneys' Fees.  This Agreement and any dispute arising out of Executive 's employment with the Company will be governed by Florida law, without giving effect to any choice of law or conflict of law rules or provisions. In the event of any dispute arising out of Executive 's employment with the Company, the exclusive venue for such dispute will be the appropriate state court in and for Duval County, Florida, and the parties submit to the sole, exclusive personal jurisdiction of such court. The parties hereby irrevocably waive any objection to venue, personal jurisdiction, or forum non conveniens for any action commenced in such courts. The prevailing party in any litigation will be entitled to recover from the non-prevailing party any attorneys' fees and costs associated with any dispute regarding this Agreement, whether incurred in preparation of trial, at trial, or on appeal.

19.          Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY TERMS OR PROVISIONS OF THIS AGREEMENT. NO PARTY SHALL SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH THE RIGHT TO A TRIAL BY JURY HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH THE RIGHT TO A TRIAL BY JURY CANNOT BE, OR HAS NOT BEEN, WAIVED. THE TERMS AND PROVISIONS OF THIS SECTION 19 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE TERMS AND PROVISIONS HEREOF SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH, OR REPRESENTED TO, ANY OTHER PARTY THAT THE TERMS AND PROVISIONS OF THIS SECTION 18 WILL NOT BE ENFORCED FULLY IN ALL INSTANCES.

20.          Notices. Any notice or other communication that one party desires to give to the other under this Agreement shall be in writing, and shall be deemed effectively given upon (i) personal delivery; (ii) the next business day following deposit in any United States mail box, by overnight U.S. express mail, postage prepaid, return receipt requested, addressed to the other party at the address set forth below or at such other address as a party may designate by 15 days' advance notice to the other party pursuant to the provisions of this Section; or (iii) delivery by any express service which results in personal delivery to the other party; or (iv) the date sent if such notice or communication is sent via e-mail, provided that the parties are able to establish that such e-mail that was intended as notice under this Agreement was received by the intended recipient.

If to Executive :	Rick Anthony Moyer
If to Company:	Dream Finders Homes, Inc. 14701 Philips Highway, Suite 300 Jacksonville, Florida 32256 Attn: General Counsel

21.          Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or digital imaging or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such contract shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

22.          Review of Agreement. Executive acknowledges that Executive  (a) has carefully read and understands all of the provisions of this document and has had the opportunity for this Agreement to be reviewed by counsel, (b) is voluntarily entering into this Agreement, and (c) has not relied upon any representation or statement made by Company (or its Affiliates, equity holders, agents, representatives, executives, and attorneys) with regard to the subject matter or effect of this Agreement that is not expressly stated herein.

23.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into on January __, 2021, to be effective as of the Agreement Effective Date.

DREAM FINDERS HOMES, INC. a Delaware corporation

By:
Name:
Title:

EXECUTIVE

By:
Rick Anthony Moyer

EXHIBIT A

RELEASE

This Release (this “Release”) constitutes the waiver and release referred to in that certain Employment Agreement (the “Agreement”) entered into on [Month/Day], 20__, between Rick Anthony Moyer (“Executive”), and Dream Finders Homes, Inc., a Delaware corporation (the “Company”).

1.	General Release.

(a)          For good and valuable consideration, including the additional rights and privileges listed in Section 6(b) of the Agreement, to which Executive would not otherwise be entitled, Executive hereby releases, discharges and forever acquits the Company, its affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Release (collectively, the “Released Claims”).

(b)          The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967, including the Older Workers Benefit Protection Act; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) the Equal Pay Act of 1963; (xii) the Genetic Information Nondiscrimination Act; (xiii) the Pregnancy Discrimination Act; (xiv) the Fair Labor Standards Act; (xv) the Worker Adjustment Retraining and Notification Act; (xvi) any state or federal anti-discrimination law; (xvii) any state or federal wage and hour law; (xviii) any other local, state or federal law, regulation or ordinance; (xix) any public policy, contract, tort, or common law; (xx) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xxi) any employment contract, incentive compensation plan or equity compensation plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Agreement and any equity compensation agreement between Executive and the Company; and (xxii) compensation or benefits of any kind not expressly set forth in the Agreement or any such equity compensation agreement.

(c)          In no event will the Released Claims include (i) any claim which arises after the date of this Release, (ii) any rights of defense or indemnification which would be otherwise afforded to Executive under the certificate of incorporation, by-laws or similar governing documents of the Company or its subsidiaries, or any indemnity agreement entered into with Executive, (iii) any rights of defense or indemnification which would be otherwise afforded to Executive under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries, (iv) any rights of Executive to benefits accrued under any employee benefit plan or arrangement, (v) any rights under the Agreement; or (vi) any claims which cannot be waived by an employee under applicable law.

(d)          By signing this Release, Executive acknowledges and agrees that nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency. However, Executive hereby waives Executive’s right to receive any relief (legal or equitable) from a Company Party based on any such claim, investigation or proceeding.

(e)          By signing this Release, Executive acknowledges and agrees that nothing in this Release prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity (or of making any other protected disclosures) or from recovering a whistleblower award. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information (as defined in the Agreement) that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (a) such filing is made under seal, and (B) Executive does not disclose the Confidential Information, except pursuant to court order.

(f)          This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Release, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

(g)          By signing this Release, Executive is bound by it.  Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Release.  This Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

2.          Covenant Not to Sue; Executive’s Representation.  Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims, except to enforce any terms of the Agreement or this Release.  Executive represents that Executive has not brought or joined any claim, lawsuit or arbitration against any of the Company Parties in any court or before any administrative agency or arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.  Executive expressly represents that, as of the date Executive executes this Release, Executive has been paid all wages and compensation owed to Executive by the Company Parties with the exception of all payments owed as a condition of Executive’s executing (and not revoking) this Release.

3.          Acknowledgments.  By executing and delivering this Release, Executive acknowledges that:

(a)          Executive has carefully read this Release;

(b)          Executive has had at least twenty-one (21) days to consider this Release before the execution and delivery hereof to the Company;

(c)          Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Release with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and

(d)          Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated in the Agreement and herein; and Executive is signing this Release voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Release.

4.          Revocation Right.  Executive may revoke this Release within the seven day period beginning on the date Executive signs this Release (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Executive and must be delivered to the Chief Executive Officer of the Company before 11:59 p.m., Jacksonville, Florida time, on the last day of the Release Revocation Period.  This Release is not effective, and no further consideration will be provided to Executive, unless the expiration of the Release Revocation Period expires without Executive’s revocation.  If an effective revocation is delivered in the foregoing manner and timeframe, this Release will be of no force or effect and will be null and void ab initio.

Executed on this ____ day of _______, 20__.

Rick Anthony Moyer